Exhibit 10.37

Execution Version

REDACTED

Certain identified information, indicated by [*****], has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

Contract number (FI No): [*****]

Serapis No: [*****]

CUREVAC (IDFF)

Guarantee Agreement

between the

European Investment Bank

and

CureVac AG

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WHEREAS:		5
ARTICLE 1		6
1.01	INTERPRETATION	6
1.02	DEFINITIONS	7
ARTICLE 3		9
3.01	GUARANTEE (GARANTIE) AND INDEMNITY (AUSFALLHAFTUNG)	9
3.02	DEMANDS AND PAYMENTS	9
3.03	INDEPENDENT PAYMENT OBLIGATION	10
3.04	NO DEFENCE	11
3.05	IMMEDIATE RECOURSE	12
3.06	APPROPRIATIONS	12
3.07	DEFERRAL OF GUARANTOR’S RIGHTS	12
3.08	ADDITIONAL SECURITY	12
ARTICLE 4		13
4.01	TERM	13
4.02	REINSTATEMENT	13
ARTICLE 5		13
5.01	REPRESENTATIONS AND WARRANTIES OF THE GUARANTOR	13
5.02	UNDERTAKINGS OF THE GUARANTOR	18
5.03	FINANCIAL INFORMATION	25
5.04	INFORMATION DUTIES	26
ARTICLE 6		27
6.01	TAXES	27
6.02	INTEREST ON OVERDUE SUMS	27
6.03	OTHER CHARGES	27
6.04	CURRENCY CONVERSION	28
6.05	SET-OFF	28
ARTICLE 7		28
ARTICLE 8		28

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ARTICLE 9		28
9.01	GOVERNING LAW	29
9.02	JURISDICTION	29
9.03	PLACE OF PERFORMANCE	29
9.04	EVIDENCE OF SUMS DUE	29
9.05	ENTIRE AGREEMENT	29
9.06	INVALIDITY	29
9.07	AMENDMENTS	30
9.08	COUNTERPARTS	30
9.09	ASSIGNMENT AND TRANSFER BY THE BANK	30
ARTICLE 10		31
10.01	FORM OF NOTICE	31
10.02	ADDRESSES	32
10.03	DEMAND AFTER NOTICE TO REMEDY	32
10.04	ENGLISH LANGUAGE	32
10.05	CONCLUSION OF THIS GUARANTEE AGREEMENT (VERTRAGSSCHLUSS)	33

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THIS GUARANTEE AGREEMENT IS MADE ON 27 JUNE 2020 BETWEEN:

The European Investment Bank having its	(the “Bank”)
seat at 100 blvd Konrad Adenauer,
Luxembourg, L-2950 Luxembourg,
represented by Tero PIETILA, Head of
Division and Ayse Nil ADA, Legal Counsel

and
(the “Guarantor”)
CureVac AG a stock corporation
(Aktiengesellschaft) incorporated in
Germany, having its office at Friedrich-
Miescher-Str. 15, 72076 Tübingen,
Germany, registered with the commercial
register (Handelsregister) of the local court
(Amtsgericht) of Stuttgart under HRB 754041
represented by Dr. Franz-Werner Haas and
Pierre Kemula

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WHEREAS:

(A)	Pursuant to a finance contract dated as of 27 June 2020 and entered into between the Bank and CureVac Real Estate GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated in Germany, having its office at Friedrich-Miescher-Str. 15, 72076 Tübingen, Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Stuttgart under HRB 757523 (the “Borrower”), the Bank has agreed to grant in favour of the Borrower a credit in the amount of EUR 75,000,000 (seventy five million euro) (the “Finance Contract”).

(B)	As a condition precedent to any disbursement under the Finance Contract, the Borrower has undertaken that the Guarantor shall, and the Guarantor has agreed to, grant a guarantee (Garantie) in favour of the Bank pursuant to the terms of this guarantee agreement (the “Guarantee Agreement”).

(C)	Each Guarantor declares that the entry into, execution and performance of its obligations under this Guarantee Agreement are in its best corporate interest.

(D)	The parties to this Guarantee Agreement expressly agree that the terms of this Guarantee Agreement shall survive, stay in play and are under no circumstances negatively affected by the intended CureVac IPO and any corporate measures or restructurings in connection with or in preparation of such CureVac IPO. The parties to this Guarantee Agreement will do any acts and will enter into any documents (including, without limitation, new guarantee agreements or similar arrangements) to achieve the aforementioned agreement.

(E)	The entry into, execution and performance by the Guarantor of its obligations under this Guarantee Agreement have been duly authorised and the signatories of the Guarantor are duly entitled and authorised to execute this Guarantee Agreement on its behalf.

(F)	The parties to this Guarantee Agreement expressly agree that any reference in this Guarantee Agreement to the Finance Contract shall under no circumstances be construed as affecting the independent, unconditional and irrevocable nature of the guarantee (Garantie) granted pursuant to this Guarantee Agreement.

NOW THEREFORE it is hereby agreed as follows:

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It is hereby agreed as follows:

ARTICLE 1

Interpretation and definitions

1.01       Interpretation

In this Guarantee Agreement, unless a contrary indication appears:

(a)	“Guarantor”, the “Bank” or the “Borrower” shall be construed as to include its and any subsequent successors in title, permitted assigns and permitted transferees;

(b)	references to Articles, Recitals, Schedules and (Sub-)Paragraphs are, save if explicitly stipulated otherwise, references respectively to articles of, and recitals, schedules and (sub-)paragraphs of schedules to, this Guarantee Agreement. All Recitals and Schedules form part of this Guarantee Agreement;

(c)	references to “law” or “laws” mean (i) any applicable law and any applicable treaty, constitution, statute, legislation, decree, normative act, rule, regulation, judgement, order, writ, injunction, determination, award or other legislative or administrative measure or judicial or arbitral decision in any jurisdiction which is binding or applicable case law, and (ii) EU Law;

(d)	references to applicable law, applicable laws or applicable jurisdiction means (i) a law or jurisdiction applicable to the Guarantor, its rights and/or obligations (in each case arising out of or in connection with the Finance Documents), its capacity and/or assets, and/or, as applicable, (ii) a law or jurisdiction (including in each case the Bank’s Statute) applicable to the Bank, its rights, obligations, capacity and/or assets;

(e)	references to a provision of law are references to that provision as amended or re-enacted;

(f)	references to this Guarantee Agreement and any other Finance Document or other agreement or instrument are references to this Guarantee Agreement or that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(g)	words and expressions in plural shall include singular and vice versa;

(h)	“promptly” is to be construed as unverzüglich (without undue delay) within the meaning of Section 121 para. 1 sentence 1 of the BGB;

(i)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether having separate legal personality or not); and

(j)	a Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

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A term used in any notice given under or in connection with this Guarantee Agreement has the same meaning as ascribed to it in this Guarantee Agreement. This Guarantee Agreement is made in the English language. For the avoidance of doubt, the English language version of this Guarantee Agreement shall prevail over any translation of this Guarantee Agreement. However, where a German translation of a word or phrase appears in the text of this Guarantee Agreement, the German translation of such word or phrase shall prevail.

1.02       Definitions

A reference to a term defined in the Finance Contract has the same meaning in this Guarantee Agreement, unless otherwise defined herein. In this Guarantee Agreement:

“Bank’s Account” has the meaning given to such term in Article 3.02(c) (Demands and payments).

“BGB” means the German Civil Code (Bürgerliches Gesetzbuch).

“Demand” has the meaning given to such term in Article 3.02 (Demands and payments).

“EUR” or “euro” means the lawful currency of the Member States of the European Union which adopt or have adopted it as their currency in accordance with the relevant provisions of the Treaty on European Union and the Treaty on the Functioning of the European Union or their succeeding treaties.

“Fee Letters” means the Luxembourg law governed letter from the Bank to the Borrower dated 18 March 2020 and dated on or about 27 June 2020.

“Finance Documents” means this Guarantee Agreement, the Finance Contract, the Security Documents, the Fee Letters and any other document designated as a “Finance Document” by the Borrower and the Bank.

“GAAP” means generally accepted accounting principles in (Grundsätze ordnungsgemäßer Buchführung) in Germany, including IFRS.

“Guarantee” means the guarantee and indemnity granted pursuant to Article 3.01 (Guarantee (Garantie) and Indemnity (Ausfallhaftung)).

“InsO” means the German Insolvency Code (Insolvenzordnung).

“Land Charge” means the first ranking land charge without certificate (Buchgrundschuld) in the amount of EUR 75,000,000 (plus [*****]% interest p.a. and [*****]% one-time supplementary payment) created under the Land Charge Creation Deed by which the Borrower will encumber its Property and certain of its assets falling within the statutory scope of the Land Charge (Grundschuldhaftungsverband) in favour of the Bank.

“Land Charge Creation Deed” means any document by means of which the Land Charge is created and which includes, inter alia, an abstract acknowledgement of debt of the Borrower in the amount of the Land Charge (in each case subject to the submission to the immediate enforcement(sofortige Zwangsvollstreckungsunterwerfung) in personam and in rem for the full Land Charge amount), the Borrower’s approval for registration (Eintragungsbewilligung) of the Land Charge in the land register, regardless of whether such document will be officially certified (öffentlich beglaubigt) or notarially recorded (notariell beurkundet).

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“Notification” has the meaning given to such term in Article 3.02 (Demands and payments).

“Payment Period” has the meaning ascribed to such term in Article 3.02(e) (Demands and payments).

“Secured Obligations” has the meaning given to such term in Article 3.01(a) (Guarantee (Garantie) and Indemnity (Ausfallhaftung)).

“Security” means any mortgage, land charge (Grundschuld), security purpose agreement (Sicherungszweckvereinbarung), pledge, lien, charge, assignment, security transfer (Sicherungsübereignung), retention of title arrangements, hypothecation, or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Documents” means each Guarantee Agreement (including, for the avoidance of doubt, this Guarantee Agreement), the Land Charge Creation Deed, the Security Purpose Agreement and any other document entered into by any person creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

“Security Purpose Agreement” means the security purpose agreement (Sicherungszweckvereinbarung) to be entered into by the Borrower as security grantor and the Bank as beneficiary in relation to the Land Charge.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“ZPO” means the German Code of Civil Procedure (Zivilprozessordnung).

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ARTICLE 2

Finance Documents

The Guarantor hereby confirms that it has received a copy of the Finance Documents and that it is aware of the contents of the Finance Documents and the transactions contemplated thereby. The Guarantor further confirms that, to the extent the Finance Documents are in the English language, it is in command of the English language or has obtained a translation thereof, and to the extent necessary, has made itself familiar with the contents of the Finance Documents and the transactions contemplated thereby.

ARTICLE 3

Guarantee

3.01       Guarantee (Garantie) and Indemnity (Ausfallhaftung)

The Guarantor irrevocably and unconditionally:

(a)	guarantees (garantiert) by way of an independent payment obligation (selbständiges Zahlungsversprechen) to the Bank to pay to the Bank any amount of principal, interest, Renumeration Payments, costs, expenses or other amount under or in connection with the Finance Documents that has not been fully and irrevocably paid by the Borrower or any other Guarantor, in each case including, for the avoidance of doubt, any obligation arising out of damages (Schadenersatz), unjust enrichment (ungerechtfertigte Bereicherung), tort (unerlaubte Handlung) or any claims arising from an insolvency administrator’s discretion to perform obligations in agreements according to Section 103 InsO (the “Secured Obligations”); and

(b)	undertakes vis-à-vis the Bank to indemnify (schadlos halten) the Bank against any cost, loss or liability suffered by the Bank if any obligation of the Borrower under or in connection with any Finance Document or any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which the Bank would otherwise have been entitled to recover (Ersatz des positiven Interesses), unless such will be caused by gross negligence or wilful misconduct of the Bank; in this event the principles of contributory negligence (Mitverschulden) will apply.

For the avoidance of doubt this Guarantee does not constitute a surety (Bürgschaft) or a guarantee upon first demand (Garantie auf erstes Anfordern) and, in particular, receipt of such written demand shall not preclude any rights and/or defences the Guarantor may have with respect to any payment requested by the Bank under this Guarantee.

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3.02       Demands and payments

Any demand made by the Bank to the Guarantor under this Guarantee Agreement (each, a “Demand”) shall be made by way of a written notification addressed by the Bank to the Guarantor, sent in accordance with the provisions set forth in Article 10.01 (Form of notice) below and having the following content (each a “Notification”):

(a)       specifying that the Bank is making a Demand under this Guarantee Agreement;

(b)	specifying the amount due and payable by the Guarantor and that such amount is an amount of principal, interest, Renumeration Payments, costs, expenses or other amount under or in connection with the Finance Documents that has not been fully and irrevocably paid by the Borrower or any other Guarantor as well as the currency of payment of such sums; and

(c)	providing details of the relevant bank account into which payment should be made (the “Bank’s Account”) together with relevant instructions as to how payment should be made (if any),

it being understood that:

(d)	the Bank shall be under no obligation to provide the Guarantor with any additional document nor to support its claim with any other justification or evidence; and

(e)	the payment obligation of the Guarantor under this Guarantee Agreement is not subject to the accuracy or the merit of any statement, declaration or information contained in any Notification.

The Guarantor shall make the payment requested in the Notification within [*****] Business Days as from the date of receipt (included) of the relevant Notification (the “Payment Period”) and in the currency as requested within the Notification.

The Bank is entitled to request the payment of any amount in one or several instalments.

3.03       Independent payment obligation

This Guarantee:

(a)	is independent and separate from the other obligations of the Borrower and is a continuing guarantee and indemnity which will extend to the ultimate balance of sums payable by the Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part; and

(b)	shall extend to any additional obligations of the Borrower resulting from any amendment, novation, supplement, extension, restatement or replacement of any Finance Document, including without limitation any extension of or increase in any Loan or the addition of a new loan or tranche under the Finance Contract.

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3.04       No defence

(a)	The obligations of the Guarantor under this Guarantee Agreement will not be affected by an act, omission, matter or thing which relates to the principal obligation (or purported obligation) of the Borrower or any other Guarantor and which would reduce, release or prejudice any of its obligations under this Guarantee Agreement, including any personal defences of the Borrower (Einreden des Hauptschuldners) or any right of revocation (Anfechtung) or set-off (Aufrechnung) of the Borrower. In particular, the Guarantor by its execution of this Guarantee Agreement:

(i)	consents (willigt ein), as required pursuant or analogue to Section 418 sub-section 1 sentence 3 BGB, to any assumption of debt (Schuldübernahme) or assignment and transfer by assumption of contract (Vertragsübernahme) which relates to any such principal obligation (or purported obligation); and

(ii)	waives (verzichtet auf) (A) any defences (Einreden) to which a Borrower in its respective capacity as principal debtor (Hauptschuldner) of any such principal obligation (or purported obligation) may be entitled and which may be asserted by the Guarantor pursuant or analogue to Section 768 sub-section 1 BGB as well as (B) any defences of voidability (Anfechtbarkeit) and set-off (Aufrechenbarkeit) pursuant or analogue to Section 770 sub-section 1 BGB or, respectively, section 770 sub-section 2 BGB.

(b)	The obligations of the Guarantor under this Guarantee Agreement are independent from any other security or guarantee which may have been or will be given to the Bank. In particular, the obligations of the Guarantor under this Guarantee Agreement will not be affected by any of the following:

(i)	the release of, or any time (Stundung), waiver or consent granted to, the Borrower or any other Guarantor from or in respect of its obligations under or in connection with any Finance Document,

(ii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or Security over assets of, the Borrower or any other Guarantor or any other person or any failure to realise the full value of any Security,

(iii)	any incapacity or lack of power, authority or legal personality of or dissolution or a deterioration of the financial condition of the Borrower or any other Guarantor, or

(iv)	any unenforceability, illegality or invalidity of any obligation of the Borrower or any other Guarantor under the Finance Documents.

(c)	For the avoidance of doubt nothing in this Article 3.04 (Excluded defences) shall preclude:

(i)	any defences that the Guarantor (in its capacity as Guarantor only) may have against the Bank that the Guarantee does not constitute its legal, valid, binding or enforceable obligations, in particular respective limitations of enforceability based on corporate or insolvency laws which may be applicable to the Guarantor in its jurisdiction; and

(ii)	asserting and invoking any objections or defences which the Guarantor itself may have against the Bank under this Guarantee Agreement.

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3.05       Immediate recourse

The Bank will not be required to proceed against or enforce any other rights or Security or claim payment from any person before claiming from the Guarantor under this Guarantee. This applies irrespective of any law or provision of a Finance Document to the contrary.

3.06       Appropriations

Until all amounts which may be or become payable by the Borrower and the Guarantor under or in connection with the Finance Documents have been unconditionally and irrevocably paid in full, the Bank may:

(a)	refrain from applying or enforcing any other moneys, Security or rights held or received by the Bank in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an account any moneys received from the Guarantor or on account of the Guarantor’s liability under this Guarantee until further notice by the Guarantor in which case the moneys shall be applied towards the discharge of the Secured Obligations.

3.07       Deferral of Guarantor’s rights

(a)	Until all amounts which may be or become payable by the Borrower and the Guarantor under or in connection with the Finance Documents have been irrevocably paid in full and unless the Bank otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Guarantee:

(i)	to be indemnified by the Borrower or any other Guarantor;

(ii)	to claim any contribution from any other guarantor of any Borrower’s or any Guarantor’s obligations under the Finance Documents;

(iii)	to exercise any right of set-off against the Borrower or any other Guarantor; and/or

(iv)	to take the benefit (in whole or in part and whether by way of legal subrogation or otherwise) of any rights of the Bank under the Finance Documents or of any other guarantee or Security taken pursuant to, or in connection with, the Finance Documents by the Bank.

(b)	If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Bank by the Borrower and any other Guarantor under or in connection with the Finance Documents to be repaid in full on trust for the Bank and shall promptly pay or transfer the same to the Bank or as the Bank may direct.

3.08       Additional Security

This Guarantee is in addition to and is not in any way prejudiced by any other guarantee or Security now or subsequently held by the Bank.

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ARTICLE 4

Term of the Guarantee

4.01       Term

This Guarantee shall take effect on the date of execution of this Guarantee Agreement and expire on the date on which the Secured Obligations have been unconditionally and irrevocably been paid to the satisfaction of the Bank.

4.02       Reinstatement

If any payment by the Borrower or the Guarantor is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of the Guarantor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	the Bank shall be entitled to recover the value or amount of that security or payment from the (other) Guarantor(s), as if the payment, discharge, avoidance or reduction had not occurred.

(c)	Guarantor shall pay or reimburse the Bank for all expenses incurred by the Bank in the defence of any claim that a payment received by the Bank in respect of all or any part of the obligations under the Finance Documents must be refunded.

(d)	The provisions of this Article 4.02 shall survive the termination of this Guarantee Agreement and any satisfaction and discharge of Borrower by virtue of any payment, court order, or law

ARTICLE 5

Representations and Warranties

5.01       Representations and Warranties of the Guarantor

The Guarantor hereby represents and warrants to the Bank on the date of this Guarantee Agreement in respect of itself and, where applicable, the other Obligors:

(a)       Authorisations and Binding Obligations

(i)	Each Obligor is duly incorporated and validly existing as a corporation or company with limited liability under the laws of its jurisdiction of incorporation. No Obligor’s shares are publicly traded.

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(ii)	Its place of incorporation or establishment is not (a) a jurisdiction classified by any Lead Organisation as being weakly regulated and/or weakly supervised and/or non-transparent and/or uncooperative or any equivalent classification used by any Lead Organisation, in connection with activities such as money laundering, financing of terrorism, tax fraud and tax evasion or harmful tax practices, and/or (b) a jurisdiction that is blacklisted by any Lead Organisation in connection with such activities.[1]

(iii)	Each Obligor has the power to carry on its business as it is now being conducted and to own its property and other assets, and to execute, deliver and perform its obligations under the Finance Documents.

(iv)	Each Obligor has obtained all necessary Authorisations in connection with the execution, delivery and performance of the Finance Documents and in order to lawfully comply with its obligations thereunder, and in respect of the Investment, and all such Authorisations are in full force and effect and admissible in evidence.

(v)	The execution and delivery of, the performance of each Obligor’s obligations under and compliance with the provisions of the Finance Documents do not and will not contravene or conflict with:

(A)	any applicable law, statute, rule or regulation, or any judgement, decree or permit to which it is subject;

(B)	any agreement or other instrument binding upon it which might reasonably be expected to have a material adverse effect on its ability to perform its respective obligations under this Guarantee Agreement; or

(C)	any provision of its constitutional documents.

(vi)	The execution and delivery of the Guarantee Agreement and the performance and compliance with its respective duties under this Guarantee Agreement do not and will not cause any representations made pursuant to this Article 5.01 to be untrue.

(vii)	The obligations expressed to be assumed by it in this Guarantee Agreement are legal, valid, binding and enforceable obligations.

1 Relevant jurisdictions may be identified on the basis of lists of Lead Organisations, as such lists are updated, amended or supplemented from time to time, including: jurisdictions with strategic deficiencies in the area of AML-CFT as identified by FATF (http://www.fatf-gafi.org/countries/#high-risk); jurisdictions listed “partially compliant”, “provisionally partially compliant” or “non-compliant” in the OECD Global Forum progress reports/ Global Forum rating (http://www.oecd.org/tax/transparency/GFratings.pdf; http://www.oecd.org/tax/transparency/exchange-of-information-on- request/ratings/); jurisdictions identified in EU delegated regulation 2016/1675 of 14.7.2016 supplementing Directive (EU) 2015/849 as high-risk third countries with strategic deficiencies (http://eur-lex.europa.eu/legal-content/EN/TXT/?uri=CELEX%3A32016R1675); and jurisdictions included in the EU list of non-cooperative jurisdictions for tax purposes (https://ec.europa.eu/taxation_customs/tax-common-eu-list_en).

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(b)       No default or other adverse event

(i)	There has been no Material Adverse Change since [*****]. (Non-repeating)

(ii)	No event or circumstance which constitutes an Event of Default has occurred and is continuing.

(c)       No Insolvency

As at the date of this Guarantee Agreement, no Obligor has taken any action to commence proceedings for, nor have any other steps been taken or legal proceedings commenced or, so far as the Borrower is aware, threatened against any Obligor for its insolvency, winding up or dissolution, or for any Obligor to enter into any arrangement or compositions for the benefit of creditors, or for the appointment of an administrator, receiver, administrative receiver, examiner, trustee or similar officer. (Non-repeating)

(d)       No Proceedings

(i)	No litigation, arbitration, administrative proceedings or investigation is current or to its knowledge is threatened or pending before any court, arbitral body or agency which has resulted or if adversely determined is reasonably likely to result in a Material Adverse Change, nor is there subsisting against it or any of its Subsidiaries any unsatisfied judgement or award. (Non-repeating)

(ii)	To the best of its knowledge and belief (having made due and careful enquiry) no material Environmental Claim has been commenced or is threatened against any Obligor.

(iii)	As at the date of this Guarantee Agreement, no Obligor has taken any action to commence proceedings for, nor have any other steps been taken or legal proceedings commenced or, so far as the Borrower is aware, threatened against any Obligor for its insolvency, winding up or dissolution, or for any Obligor to enter into any arrangement or compositions for the benefit of creditors, or for the appointment of an administrator, receiver, administrative receiver, examiner, trustee or similar officer.

(e)       Security

At the date of this Guarantee Agreement, no Security exists over its assets other than any Permitted Security.

(f)       Ranking

(i)	Its payment obligations under this Guarantee Agreement rank not less than pari passu in right of payment with all other present and future unsecured and unsubordinated obligations under any of its debt instruments except for obligations mandatorily preferred by law applying to companies generally.

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(ii)	No financial covenants have been concluded with any other creditor of any Obligor.

(iii)	No Voluntary Non-EIB Prepayment has occurred.

(g)       Anti-Corruption

(i)	Each Obligor is in compliance with all applicable European Union and national legislation, including any applicable anti-corruption legislation.

(ii)	To the best of its knowledge, no funds invested in the Investment by any Obligor or any other Group Company are of illicit origin, including products of money laundering or linked to the financing of terrorism.

(iii)	No Obligor is engaged in any Criminal Activities and to the best of the Obligor’s knowledge no Criminal Activities have occurred in connection with the Investment. (Non-repeating)

(h)       Accounting and Tax

(i)	The latest available consolidated and unconsolidated audited accounts of the Guarantor and the Borrower have been prepared on a basis consistent with previous years and have been approved by its auditors as representing a true and fair view of the results of its operations for that year and accurately disclose or reserve against all the liabilities (actual or contingent) of the Guarantor and the Borrower, as relevant.

(ii)	The Accounting Reference Date of it is 31 December.

(iii)	No Obligor is required to make any deduction for or on account of any Tax from any payment it may make under the Finance Documents, except for withholding tax (Kapitalertragssteuer) which have to be deducted pursuant to Sub-Paragraph (j) of Article 4.2 (Variable Renumeration) of the Finance Contract. (Non-repeating)

(iv)	All Tax returns required to have been filed by each Obligor or on its behalf under any applicable law have been filed when due and contain the information required by applicable law to be contained in them.

(v)	Each Obligor has paid when due all Taxes payable by it under applicable law except to the extent that it is contesting payment in good faith and by appropriate means.

(vi)	With respect to Taxes which have not fallen due or which it is contesting, each Obligor is maintaining reserves adequate for their payment and in accordance, where applicable, with GAAP.

(vii)	Under the laws of the jurisdiction of incorporation of each Obligor, it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents, or the transactions contemplated by the Finance Documents, other than the official certification (öffentliche Beglaubigung) of the Land Charge Creation Deed (Grundschuldbestellungsurkunde) and payment of related notary fees and the registration of the Land Charge in the land register (Grundbuch) and payment of the related registration fees. (Non-repeating)

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(i)       Information provided

Any factual information provided by any Group Company for the purposes of entering into this Guarantee Agreement and any related documentation was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated and continues to be true and accurate in all material respect as at the date of this Guarantee Agreement. (Non-repeating)

(j)       No indebtedness

No Obligor has Indebtedness outstanding other than Permitted Indebtedness. (Non-repeating)

(k)       No Immunity

No Obligor, nor any of its assets, is entitled to immunity from suit, execution, attachment or other legal process.

(l)       Pensions

The pension schemes for the time being operated by the Obligors (if any) are funded in accordance with their rules and to the extent required by law or otherwise comply with the requirements of any law applicable in the jurisdiction in which the relevant pension scheme is maintained.

(m)       Environment

The Guarantor is in compliance with Paragraph 5. (Environment) of Schedule H (General Undertakings) of the Finance Contract, as if all references to the Borrower were to the Guarantor.

(n)       Borrower Information

The Guarantor has and will continue to have full and complete access to any and all information concerning the transactions contemplated by the Finance Documents or referred to therein, the value of the assets owned or to be acquired by Borrower, Borrower’s financial status, and Borrower’s ability to pay and perform any obligation under or in connection with any Finance Document. So long as any obligation of Borrower under or in connection with any Finance Document remains unsatisfied or owing to the Bank, Guarantor shall keep itself fully informed as to all aspects of Borrower’s financial condition and ability to pay and perform such obligations.

(o)       Other

In respect of this Guarantee Agreement and the transaction contemplated by, referred to in, provided for or effected by this Guarantee Agreement, it has entered into this Guarantee Agreement (i) in good faith and for the purpose of carrying out its business, (ii) on arms’ length commercial terms and (iii) without any intention to defraud or deprive of any legal benefit any other parties (such as third parties and in particular creditors other than the Bank) or to circumvent any applicable mandatory laws or regulations of any jurisdiction.

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The representations and warranties set out in this Article 5.01 – other than those Paragraphs which are identified with the words “(Non-repeating)” at the end of the Paragraphs - shall survive the execution of this Guarantee Agreement and shall be repeated on each Disbursement Date Acceptance and each Disbursement Date, by reference to the facts and circumstances then prevailing.

The Guarantor hereby confirms that it has made the representations and warranties contained in this Article with the intention of inducing the Bank to enter into the Finance Contract and accepting this Guarantee as security for the Finance Contract and that the Bank has entered into the Finance Contract and has accepted this Guarantee as security for the Finance Contract on the basis of, and in full reliance on, each of such representations and warranties.

5.02       Undertakings of the Guarantor

The Guarantor acknowledges and agrees that during the subsistence of this Guarantee Agreement:

(a)       Authorisations

It shall obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required in or by the laws and regulations of its jurisdiction of incorporation to enable it lawfully to enter into, exercise its rights and perform the obligations expressed to be assumed by it under this Guarantee Agreement and to ensure the legality, validity, enforceability and admissibility in evidence of this Guarantee Agreement in its jurisdiction of incorporation.

(b)       No Security

It shall not create or permit to subsist any Security over any of its assets other than:

(i)	any Permitted Security; and

(ii)	any Security created with the prior approval of the Bank.

(c)       Pari passu with other creditors

The Guarantor shall ensure that its payment obligations under this Guarantee Agreement rank, and will rank not less than pari passu in right and priority of payment with all other present and future unsecured and unsubordinated obligations under any of its debt instruments except for obligations mandatorily preferred by law applying to companies generally.

(d)       No action

It shall not take any action which would cause any of the representations made in Article 5.01 (Representations and Warranties of the Guarantor) above to be untrue at any time during the continuation of this Guarantee Agreement.

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(e)       Know your Customer

The Guarantor shall deliver to the Bank any such information or further document concerning customer due diligence matters of or for the Guarantor as the Bank may reasonably require within a reasonable timeframe.

(f)       Notification duty

The Guarantor shall notify the Bank of the occurrence of any event which results in or may reasonably be expected to result in any of the representations made in Article 5.01 (Representations and Warranties of the Guarantor) above being untrue.

(g)       Completion of Investment

The Guarantor shall or shall procure that the Investment is carried out by the Borrower in accordance with the Technical Description as may be modified from time to time with the approval of the Bank, and is completed by the final date specified in the Finance Contract.

(h)       Procurement procedure

The Guarantor shall and shall ensure that the Borrower secures goods and services for the Investment (a) in so far as they apply to it or to the Investment, in accordance with EU Law in general and in particular with the relevant EU Directives, and (b) in so far as EU Directives do not apply, by procurement procedures which, to the satisfaction of the Bank, respect the criteria of economy and efficiency and, in case of public contracts, the principles of transparency, equal treatment and non-discrimination on the basis of nationality.

(i)       Compliance with laws

The Guarantor shall comply in all respects with all laws and regulations to which it or the Investment is subject.

(j)       Environment

The Guarantor shall, and shall procure that the Borrower shall:

(i)	implement and operate the Investment in compliance with Environmental Law; and

(ii)	obtain, maintain and comply with requisite Environmental Approvals for the Investment,

and upon becoming aware of any breach of this Paragraph (j) (Environment) the Guarantor shall, or shall ensure that the Borrower will:

(i)	promptly notify the Bank;

(ii)	consult with the Bank for up to [*****] Business Days from the date of notification with a view to agreeing the manner in which the breach should be rectified; and

(iii)	remedy the breach within [*****] Business Days of the end of the consultation period.

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(k)       Integrity

The Guarantor shall take, within a reasonable timeframe, appropriate measures in respect of any member of its management bodies who has been convicted by a final and irrevocable court ruling of a Criminal Offence perpetrated in the course of the exercise of his/her professional duties, in order to ensure that such member is excluded from any Guarantor’s activity in relation to the Loan or the Investment.

(l)       Disposal of assets

(i)	Except as provided under Sub-Paragraph (b) below, the Guarantor shall not, and shall procure that no Group Company shall, either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily dispose of all or any part of any Group Company’s business, undertaking or assets (including any shares, real estate or security of any entity or a business or undertaking, or any interest in any of them).

(ii)	Sub-Paragraph (i) above does not apply to any such disposal (“Permitted Disposal”):

(A)	made with the prior written consent of the Bank;

(B)	made on arm’s length terms in the ordinary course of business of a Group Company, provided that these are made between Obligors only;

(C)	made on arm’s length terms and at fair market value for cash, which is reinvested in assets of comparable or superior type, value and quality;

(D)	made on arm’s length terms in exchange for other assets (other than shares, businesses and real estate) comparable or superior as to type, value and quality;

(E)	by one Group Company which is (A) an Obligor to another Obligor, or (B) not an Obligor to another Group Company which is not an Obligor;

(F)	constituted by a licence of Intellectual Property Rights on arm’s length terms in the ordinary course of business of a Group Company;

(G)	made in relation to non-material assets which have depreciated to less than [*****]% ([*****] per cent.) of their initial value or which are obsolete; or

(H)	arising as a result of Permitted Security,

provided that the disposal is not of assets forming part of the Investment or shares in subsidiaries holding assets forming part of the Investment, which may not be disposed of unless either (A) the Guarantor consults the Bank in relation to such disposal, and the Bank approves the disposal, or (B) the proceeds of the disposal are applied to prepay Loan.

For the purposes of this Paragraph (l) (Disposal of assets), “dispose” and “disposal” includes any act effecting sale, transfer, lease or other disposal (Verfügung).

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(m)       Maintenance of assets

The Guarantor shall, or shall ensure that the Borrower maintain, repair, overhaul and renew all assets required in relation to the Investment as required to keep such assets in good working order.

(n)       Insurances

The Guarantor shall, and shall procure that each Group Company shall, maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

(o)       Change in business

The Guarantor shall procure that no substantial change is made to the general nature of its business, the business of the Borrower or the business of the Group as a whole from that carried on at the date of this Agreement.

(p)       Merger

The Guarantor shall not, and shall procure that that no Group Company shall, enter into any amalgamation, demerger, merger or corporate reconstruction (including the conclusion of any domination and/or profit and loss transfer agreements (Beherrschungs- und/oder Gewinnabführungsverträge) or any other enterprise agreements (Unternehmensverträge) with the meaning of section 291 AktG) unless:

(i)	with the prior written consent of the Bank; or

(ii)	such amalgamation, demerger, merger or corporate reconstruction does not result in a Material Adverse Change and is on a solvent basis, and provided that:

(A)	only Group Companies are involved and if a Guarantor is involved, the surviving entity will also be or become a Guarantor;

(B)	the resulting entity will not be incorporated or located in a country which is in a jurisdiction that is blacklisted by any Lead Organisation in connection with activities such as money laundering, financing of terrorism, tax fraud and tax evasion or harmful tax practices as such blacklist may be amended from time to time; and

(C)	if the Borrower is involved, (1) the rights and obligations of the Borrower under the Finance Contract will remain with the Borrower, (2) the surviving entity will be the Borrower and the statutory seat of the Borrower would not as a result of such merger be transferred to a different jurisdiction, (3) the merger will not have an effect on the validity, legality or enforceability of the Borrower’s obligations under this Contract; and (4) all of the business and assets of the Borrower are retained by it.

(q)       Books and records

The Guarantor shall, and shall procure that each Group Company shall ensure that it has kept and will continue to keep proper books and records of account, in which full and correct entries shall be made of all financial transactions and its assets and business, including expenditures in connection with the Investment, in accordance with GAAP as in effect from time to time.

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(r)       Ownership

(i)	The Guarantor shall maintain not less than [*****]% ([*****] per cent.) of the issued share capital, directly or indirectly through wholly owned subsidiaries, of the Borrower, unless a prior written consent of the Bank is received by the Guarantor.

(ii)	The Guarantor shall immediately notify the Bank in the event of a new entity becoming a Subsidiary of the Guarantor through any means, including but not limited to acquisition, creation and spin-off.

(iii)	The undertakings in Sub-Paragraphs (i), and (ii) above shall be calculated in accordance with GAAP as applied by the Guarantor on the date of this Agreement and as GAAP is amended from time to time and tested annually.

(s)       Acquisitions

The Guarantor shall not, and shall procure that no Group Company shall, invest in (including by way of payment into the capital reserve (Kapitalrücklage)) or acquire any entity or a business going concern or an undertaking (whether whole or substantially the whole of the assets or business), or any division or operating unit thereof, or any shares or securities of any entity or a business or undertaking (or in each case, any interest in any of them) (or agree to any of the foregoing), save for an acquisition or investment:

(i)	with the prior written consent of the Bank;

(ii)	by a Group Company which is an Obligor of an asset sold, leased, transferred or otherwise disposed of by another Obligor;

(iii)	by a Group Company of all the shares or other ownership interests in any limited liability company or corporation, limited liability partnership or any equivalent company, provided that:

(A)	such entity has not yet commenced commercial operations;

(B)	such entity is incorporated in a country that is a member of either or both of the European Union or the Organisation of Economic Co-Operation and Development; and

(C)	no Event of Default is continuing on the date the relevant acquisition agreement is entered into or would occur as a result of the acquisition; or

(iv)	of shares or other ownership interests in any limited liability company or corporation, limited liability partnership or any equivalent company, the consideration for which does not exceed an aggregate amount of EUR [*****] ([*****] euro) during any financial year, provided that:

(A)	no Event of Default is continuing on the date the relevant acquisition agreement is entered into or would occur as a result of the acquisition;

(B)	the acquired entity is engaged in a business similar or complementary to the business carried on by the Group as at the date of this Contract;

(C)	the acquired entity is not incorporated or located in a jurisdiction that is blacklisted by any Lead Organisation in connection with activities such as money laundering, financing of terrorism, tax fraud and tax evasion or harmful tax practices as such blacklist may be amended from time to time;

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(D)	in respect of any acquisition where the consideration exceeds EUR [*****] ([*****] euro), legal and financial due diligence reports (including customary reliance letters in favour of the Bank) and a business plan (in the form of the most recent budget adjusted for the expected effects of the acquisition) in respect of the 3 (three) next following financial years and any other due diligence reports received in connection with the acquisition (if any) are provided to the Bank; and

(E)	the Borrower provides a Compliance Certificate for the [*****] month financial periods immediately following the acquisition, updated on a pro forma basis as if the acquisition has occurred.

(t)            Indebtedness

The Guarantor shall not, and shall procure that no other Group Company shall, incur any Indebtedness, save for any Permitted Indebtedness.

(u)           Guarantees

(i)	The Guarantor shall not, and shall procure that no other Group Company shall, issue or allow to remain outstanding any guarantees or sureties (Bürgschaften) in respect of any liability or obligation of any person save for any guarantee or surety (Bürgschaft) which is expressly permitted under Paragraph 16(a)(i) and (ii) (Guarantees) of Schedule H (General Undertakings) of the Finance Contract:

(ii)	The Guarantor shall procure that, as soon as any Group Company becomes a Material Subsidiary (as identified in any accounts delivered to the Bank from time to time pursuant to Article 6.01 (Financial Information), that Group Company shall promptly notify the Bank and on the Bank’s request enter into a Guarantee Agreement and provide the Bank with the documentary conditions precedent (each in form and substance satisfactory to the Bank) listed in Part B of Schedule F (Guarantor Conditions Precedent) of the Finance Contract within [*****] Business Days following the date on which such Subsidiary qualifies as a Material Subsidiary, subject to general statutory limitations, financial assistance, capital maintenance, corporate benefit, fraudulent preference, “thin capitalisation” rules, retention of title claims and similar principles may limit the ability of a Guarantor to provide a guarantee or security or may require that the guarantee be limited by an amount or otherwise provided that the Guarantor and each Group Company will ensure to overcome such obstacles and, if applicable, to assist in demonstrating that adequate corporate benefit accrues to each Guarantor.

(v)          Hedging

The Guarantor shall not, and shall procure that no other Group Company shall, enter into any derivative transaction other than a Permitted Hedging.

(w)           Restrictions on distributions

The Guarantor shall not, and shall procure that no other Group Company shall, declare or distribute dividends, or return or purchase shares, save for:

(i)	with the prior written consent of the Bank;

(ii)	payments to a Group Company as a result of a solvent liquidation or reorganisation of a Group Company which is not an Obligor;

(iii)	any dividend payments made by any Subsidiary; and

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(iv)	any dividend payments made by an Obligor to another Obligor.

(x)       Restrictions on loans

The Guarantor shall not, and shall ensure that no other Group Company will, be a creditor in respect of any Indebtedness, save for:

(i)	with the prior written consent of the Bank;

(ii)	any trade credit extended by it or any other Group Company to its customers on normal commercial terms and in the ordinary course of its trading activities;

(iii)	any loan made by one Group Company (other than an Obligor) to another Group Company (other than an Obligor);

(iv)	a loan made by one Obligor to another Obligor; or

(v)	any other Indebtedness or loan advanced to or made available by any member of the Group with the prior written consent of the Bank.

(y)       Restrictions on intercompany loans

The Guarantor shall not, and shall procure that no other Group Company shall, make any payment in respect of any intercompany loan, save for:

(i)	with the prior written consent of the Bank;

(ii)	where the lender of the intercompany loan is the Guarantor, the Borrower or an Obligor; or

(iii)	the payments to a Group Company as a result of a solvent liquidation or reorganisation of a Group Company which is not an Obligor.

(z)       Intellectual Property Rights

The Guarantor shall, and shall procure that no other Group Company shall, (i) obtain, safeguard and maintain its rights with respect to the Intellectual Property Rights required for the implementation of the Investment in accordance with this Contract, including complying with all material contractual provisions and that the implementation of the Investment in accordance with the Finance Contract will not result in the infringement of the rights of any person with regard to the Intellectual Property Rights and (ii) ensure that any Intellectual Property Rights required for the implementation of the Investment will be owned by or licensed to the Borrower, and where such Intellectual Property Rights which are owned by a Group Company are capable of registration, are registered to such party.

(aa)     Maintenance of Status

The Guarantor shall, and shall procure that each other Group Company shall, remain duly incorporated and validly existing as a corporate entity with limited liability under the jurisdiction in which it is incorporated and that it will have no centre of main interests, permanent establishment or place of business outside the jurisdiction in which it is incorporated, and that it will continue to have the power to carry on its business as it is now being conducted and continue to own its property and other assets.

(bb)     Negative pledge

(i)	The Guarantor shall not (and shall procure that no other Group Company shall) create or permit to subsist any Security over any of its assets, unless it constitutes a Permitted Security.

(ii)	For the purposes of Paragraph (i) above, the term Security shall also include any arrangement or transaction on assets or receivables or money (such as the sale, transfer or other disposal of assets on terms whereby they are or may be leased to or re-acquired by the Guarantor or any Group Company, the sale, transfer or other disposal of any receivables on recourse terms or any arrangement under which money or the benefit of a bank account or other account may be applied or set off or any preferential arrangement having a similar effect) in circumstances where the arrangement or transaction is entered into primarily as a method of raising credit or of financing the acquisition of an asset.

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(cc)        Other Undertakings

The Guarantor shall take note of the Bank’s group statement on tax fraud, tax evasion, tax avoidance, aggressive tax planning, money laundering and financing of terrorism (as published on the Bank’s website and as may be amended from time to time).

(dd)         Data Protection

Before disclosing any personal data (other than mere contact information relating to the Guarantor’s personnel involved in the management of this Guarantee Agreement) to the Bank in connection with this this Guarantee Agreement, the Guarantor shall ensure that each data subject of those personal data:

(i)	has been informed of the disclosure (including the categories of personal data to be disclosed); and

(ii)	has the information in (or has been provided with an appropriate link to) the Bank’s privacy statement in relation to its lending and investment activities set out at the relevant time at https://www.eib.org/en/privacy/lending (or such other address as the Bank may notify to the Borrower in writing from time to time).

(ee)        European Union Distributions and Sales

Subject to receipt of approval to commercialise the SARS-CoV-2 Vaccine from the European Medicines Agency, the Guarantor shall procure that the Borrower shall use its best commercial efforts to ensure that a reasonable and equitable amount of the future distribution of the SARS-CoV-2 Vaccine as well as other vaccines and products to be manufactured in the GMP IV occurs within the European Union.

Information to the Bank

5.03       Financial Information

The Guarantor shall deliver to the Bank:

(a)	as soon as they become available but in any event within [*****] days after the end of each of its financial years, a copy of its audited consolidated and unconsolidated annual reports, balance sheets, cash flow statements, profit and loss accounts for that financial year together with all other such information as the Bank may reasonably require as to the Guarantor’s and the Group’s financial situation; and

(b)	from time to time, such further information on its general financial position, business and operation as the Bank may reasonably request.

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5.04       Information duties

During the subsistence of this Guarantee Agreement, the Guarantor shall immediately inform the Bank of:

(a)	any material alteration to its constitutional documents and of any proposal or decision known to it which envisages the introduction of such alteration as well as of any material change in its corporate status or powers, in each case in so far as such event could reasonably be expected to affect the validity and enforceability of this Guarantee Agreement or the ability of the Guarantor to perform the obligations expressed to be assumed by it under this Guarantee Agreement;

(b)	a Change-of-Law Event with respect to the Guarantor; and

(c)	deliver any other information on its financial position likely to have a detrimental effect on its ability to perform the obligations expressed to be assumed by it under this Guarantee Agreement.

For the purposes of this Article 5.04, “Change-of-Law Event” means the enactment, promulgation, execution or ratification of or any change in or amendment to any law, rule or regulation (or in the application or official interpretation of any law, rule or regulation) that occurs after the date of this Guarantee Agreement and which, in the opinion of the Bank, would materially impair the Guarantor’s ability to perform its obligations under this Guarantee Agreement.

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ARTICLE 6

Default interest and Taxes

6.01       Taxes

All Taxes, charges, duties, fees as well as any other expenses or impositions of whatsoever nature, arising out or in connection with this Guarantee Agreement shall be borne by the Guarantor. The Guarantor shall make all payments under this Guarantee Agreement gross without withholding or deduction of any Tax, charges, duties, fees, expenses or impositions of whatsoever nature

If any amount in respect of any applicable Taxes, charges, duties, fees as well as any other expenses or impositions must be deducted, withheld or retained from any amount due under this Guarantee Agreement, the Guarantor undertakes to pay such additional amount as may be necessary to ensure that the Bank receives a net amount equal to the full amount to which it is entitled under this Guarantee Agreement.

The Guarantor undertakes to pay and indemnify the Bank against any amount, cost or loss incurred by the Bank in relation to any stamp duty, registration or similar Tax or notarial fee payable in respect of the Guarantor.

6.02       Interest on overdue sums

If the Guarantor fails to pay any amount (other than any interest amount) payable by it under this Guarantee Agreement within the relevant Payment Period in accordance with Article 3.02 (Demands and payments), interest shall accrue on any such overdue amount (other than any interest amount) payable under the terms of this Guarantee Agreement, as from the expiration of the relevant Payment Period up to the date of payment by the Guarantor, at the rate and on the terms specified in Article 4.4 (a) (Interest on overdue sums) of the Finance Contract.

If the Guarantor fails to pay interest payable by it under this Guarantee Agreement on its due date, Article 4.4 (b) (Interest on overdue sums) of the Finance Contract shall apply.

For the purpose of determining EURIBOR, the relevant periods within the meaning of Schedule B (Definition of EURIBOR) of the Finance Contract shall be successive periods of [*****] commencing on the expiration of the Payment Period. If the overdue sum is in a currency other than the currency of the Loan, the following rate per annum shall apply, namely the relevant interbank rate that is generally retained by the Bank for transactions in that currency plus [*****]% ([*****] basis points), calculated in accordance with the market practice for such rate.

6.03       Other charges

All reasonable fees, charges and expenses (including legal fees) incurred as result or in connection with the negotiation, preparation, execution, implementation, registration, enforcement, termination or translation of this Guarantee Agreement or any related document, any amendment, supplement or waiver in respect of this Guarantee Agreement or any related document shall be borne by the Guarantor.

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6.04       Currency conversion

Any payment to be made by the Guarantor under this Guarantee Agreement shall be made in the currency as set out in the relevant Notification. The Bank shall apply the exchange rate published by the European Central Bank in Frankfurt for the purpose of any currency conversion.

If the Bank has received a payment under this Guarantee in a currency other than the currency requested in the relevant Notification and must convert this payment, the Guarantor shall indemnify the Bank, upon first demand, for any loss resulting from the difference in exchange rates between the date of conversion and the date on which the payment is received in the other currency, as well as for any fees (including legal fees, Taxes and any other charges) connected with this conversion.

6.05       Set-off

All payments to be made by the Guarantor under this Guarantee Agreement shall be made without (and free and clear of any deduction for) set-off or counterclaim unless the counterclaim is undisputed or has been confirmed in a final non-appealable judgement.

ARTICLE 7

Continuing obligations

It is hereby expressly agreed that any change, whatsoever, in the legal situation of the Guarantor shall not affect its obligations under this Guarantee Agreement and that in particular, in case of merger, demerger or absorption, the absorbing new or beneficiary company shall take over, under the merger treaty or agreement, the commitments of the Guarantor under this Guarantee Agreement and in case of demerger, the demerger companies benefiting from the partial assignment of assets resulting from the split will be bound to:

(a)	take over with joint liability the commitments of the Guarantor under this Guarantee Agreement; and

(b)	if requested by the Bank, grant additional security or guarantees.

ARTICLE 8

Non waiver

No failure or delay or single or partial exercise by the Bank in exercising any of its rights or remedies under this Guarantee Agreement shall be construed as a waiver of such right or remedy and the Bank shall not be liable for any such failure, delay or single or partial exercise of any such right and remedy.

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ARTICLE 9

Law and jurisdiction, miscellaneous

9.01       Governing Law

This Guarantee Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by the laws of Germany.

9.02       Jurisdiction

(a)	The courts of Frankfurt am Main, Germany, have exclusive jurisdiction to settle any dispute (a “Dispute”) arising out of or in connection with this Guarantee Agreement (including a dispute regarding the existence, validity or termination of this Guarantee Agreement or the consequences of its nullity) or any non-contractual obligation arising out of or in connection with this Guarantee Agreement.

(b)	The parties agree that the courts of Frankfurt am Main, Germany., are the most appropriate and convenient courts to settle Disputes between them and, accordingly, that they will not argue to the contrary.

(c)	This Article 9.02 is for the benefit of the Bank only. As a result and notwithstanding Sub-Paragraph (a) above, it does not prevent the Bank from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Bank may take concurrent proceedings in any number of jurisdictions.

9.03       Place of performance

Unless otherwise specifically agreed by the Bank in writing, the place of performance under this Guarantee Agreement, shall be the seat of the Bank.

9.04       Evidence of sums due

In any legal action arising out of this Guarantee Agreement the certificate of the Bank as to any amount or rate due to the Bank under this Guarantee Agreement shall, in the absence of manifest error, be prima facie evidence of such amount or rate.

9.05       Entire Agreement

This Guarantee Agreement constitutes the entire agreement between the Bank and the Guarantor in relation to the provision of this Guarantee Agreement hereunder, and supersedes any previous agreement, whether express or implied, on the same matter.

9.06       Invalidity

If at any time any term of this Guarantee Agreement is or becomes illegal (nichtig), invalid or unenforceable in any respect, or this Guarantee Agreement is or becomes ineffective (unwirksam) in any respect, under the laws of any jurisdiction, such illegality (Nichtigkeit), invalidity, unenforceability or ineffectiveness (Unwirksamkeit) shall indisputably (unwiderlegbar) not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of this Guarantee Agreement or the effectiveness in any other respect of this Guarantee Agreement in that jurisdiction; or

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(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of this Guarantee Agreement or the effectiveness of this Guarantee Agreement under the laws of such other jurisdictions, without any party to this Guarantee Agreement having to argue (darlegen) and prove (beweisen) such parties’ intent to uphold this Guarantee Agreement even without the void, invalid or ineffective provisions.

The illegal, invalid, unenforceable or ineffective provision shall be deemed replaced by such legal, valid, enforceable and effective provision that in legal and economic terms comes closest to what the parties to this Guarantee Agreement intended or would have intended in accordance with the purpose of this Guarantee Agreement if they had considered the point at the time of conclusion of this Guarantee Agreement. The same applies in the event that this Guarantee Agreement does not contain a provision which it needs to contain in order to achieve the economic purpose as expressed herein (Regelungslücke).

9.07       Amendments

Any amendment to this Guarantee Agreement (including this Article 9.07) shall be made in writing (or in notarial form, if required) and shall be signed by the parties hereto Any amendment to this Guarantee Agreement shall be made in writing (or in notarial form, if required) and shall be signed by the parties hereto.

9.08       Counterparts

This Guarantee Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument.

9.09       Assignment and transfer by the Bank

(a)	The Bank may assign or transfer (by way of assumption of debt (Vertragsübernahme), novation, sub-participation or otherwise) all or part of its rights, benefits or obligations under the Finance Documents. The Guarantor herewith consents to any such assignment or transfer.

(b)	The Bank shall have the right to disclose all information relating to or concerning the Guarantor, the Group, the Finance Documents and the Loan in connection with or in contemplation of any such assignment or transfer.

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ARTICLE 10

Final Articles

10.01       Form of notice

(a)	Any notice or other communication given under this Guarantee Agreement must be in writing and, unless otherwise stated, may be made by letter and electronic mail.

(b)	Notices and other communications for which fixed periods are laid down in this Guarantee Agreement or which themselves fix periods binding on the addressee, may be made by hand delivery, registered letter or by electronic mail. Such notices and communications shall be deemed to have been received by the other party:

(i)	on the date of delivery in relation to a hand-delivered or registered letter; or

(ii)	in the case of any electronic mail, when the electronic mail is received in readable form.

(c)	Any notice provided by the Guarantor to the Bank by electronic mail shall:

(i)	mention the Contract Number in the subject line; and

(ii)	be in the form of a non-editable electronic image (pdf, tif or other common non-editable file format agreed between the parties) of the notice signed by one or more Authorised Signatories of the Guarantor as appropriate, attached to the electronic mail.

(d)	Notices issued by the Guarantor pursuant to any provision of this Guarantee Agreement shall, where required by the Bank, be delivered to the Bank together with satisfactory evidence of the authority of the person or persons authorised to sign such notice on behalf of the Guarantor and the authenticated specimen signature of such person or persons, unless such person is listed in the then current List of Authorised Signatories.

(e)	Without affecting the validity of electronic mail or communication made in accordance with this Article 10.01 (Form of notice), the following notices, communications and documents shall also be sent by registered letter to the relevant party at the latest on the immediately following Business Day:

(i)	Disbursement Acceptance;

(ii)	any notices and communication in respect of the cancellation of a disbursement of any Tranche, Prepayment Request, Prepayment Notice, Event of Default, any demand for prepayment, and

(iii)	any other notice, communication or document required by the Bank.

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(f)	The parties agree that any above communication (including via electronic mail) is an accepted form of communication, shall constitute admissible evidence in court and shall have the same evidential value as an agreement under hand.

(g)	Any communication or document made or delivered to the Guarantor in accordance with this Article 10.01 (Form of notice) will be deemed to have been made or delivered to each of the Obligors or any other member of the Group party to a Finance Document. Each Obligor incorporated in Germany, for this purpose, appoints the Borrower as its receipt agent (Empfangsboten).

10.02       Addresses

The address and electronic mail address (and the department or officer, if any, for whose attention the communication is to be made) of each party for any communication to be made or document to be delivered under or in connection with this Guarantee Agreement is:

For the Bank	Attention: [*****]

98 - 100 boulevard Konrad Adenauer, L-2950 Luxembourg

Email address: [*****]

For the Guarantor	Attention: [*****]

Friedrich-Miescher-Str 15, 72076 Tübingen,

Germany Email address: [*****]

[*****]

10.03       Demand after notice to remedy

The Bank and the Guarantor shall promptly notify the other party in writing of any change in their respective communication details.

10.04       English language

(a)	Any notice or communication given under or in connection with this Guarantee Agreement must be in English.

(b)	All other documents provided under or in connection with this Guarantee Agreement must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Bank, accompanied by a certified English translation and, in this case, the English translation will prevail.

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10.05      Conclusion of this Guarantee Agreement (Vertragsschluss)

(a)	The parties to this Guarantee Agreement may choose to conclude this Guarantee Agreement by an exchange of signed signature page(s), transmitted by any means of telecommunication (telekommunikative Übermittlung) such as by way of electronic photocopy.

(b)	If the parties to this Guarantee Agreement choose to conclude this Guarantee Agreement pursuant to this Article 10.05 (Conclusion of this Guarantee Agreement (Vertragsschluss)), they will transmit the signed signature page(s) of this Guarantee Agreement to [*****] (each a “Recipient”). This Guarantee Agreement will be considered concluded once a Recipient has actually received the signed signature page(s) (Zugang der Unterschriftsseite(n)) from all Parties (whether electronic photocopy or other means of telecommunication and at the time of the receipt of the last outstanding signature page(s) by such one Recipient).

(c)	For the purposes of this Article 10.05 (Conclusion of this Guarantee Agreement (Vertragsschluss)) only, the parties to this Guarantee Agreement appoint each Recipient as their attorney (Empfangsvertreter) and expressly allow (gestatten) each Recipient to collect the signed signature page(s) from all and for all parties to this Guarantee Agreement. For the avoidance of doubt, each Recipient will have no further duties connected with its position as Recipient. In particular, each Recipient may assume the conformity to the authentic original(s) of the signature page(s) transmitted to it by means of telecommunication, the genuineness of all signatures on the original signature page(s) and the signing authority of the signatories.

(d)	For the purposes of proof and confirmation, each party to this Guarantee Agreement has to provide the Recipients with original signature page(s) promptly, but no later than [*****] Business Days, after signing this Guarantee Agreement in accordance with this Article 10.05 (Conclusion of this Guarantee Agreement (Vertragsschluss)). The Bank may demand that the Guarantors subsequently sign one or more copies of this Guarantee Agreement.

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IN WITNESS WHEREOF the parties hereto have caused this Guarantee Agreement to be executed in three (3) originals (two (2) originals for the Bank and two (1) original for the Guarantor) in the English language.

Signed for and on behalf of		Signed for and on behalf of
EUROPEAN INVESTMENT BANK		CUREVAC AG

/s/ Tero Pietila	/s/ Ayse Nil ADA
Name:	Name:	Name:	Name:
Tero Pietila	Ayse Nil ADA

Title: Head of Division	Title: Legal Counsel	Title:	Title:

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IN WITNESS WHEREOF the parties hereto have caused this Guarantee Agreement to be executed in three (3) originals (two (2) originals for the Bank and two (1) original for the Guarantor) in the English language.

Signed for and on behalf of		Signed for and on behalf of
EUROPEAN INVESTMENT BANK		CUREVAC AG

		/s/ Franz Werner Haas	/s/ Pierre Kemula
Name:	Name:	Name: Franz Werner Haas	Name: Pierre Kemula

Title:	Title:	Title: Acting CEO	Title: C.F.O